                                                                     EXHIBIT 8.1


Lehman Brothers Inc.                        Financial Security Assurance, Inc.
Three World Financial Center                350 Park Avenue
New York, New York 10285                    New York, New York 10022

Credit Suisse First Boston Corporation      Standard & Poor's Ratings Services
11 Madison Avenue, 5th Floor                55 Water Street
New York, New York 10010-3629               New York, New York 10041

Merrill Lynch, Pierce, Fenner               Moody's Investors Service, Inc.
   & Smith Incorporated                     99 Church Street
North Tower, 10th Floor                     New York, New York 10007
World Financial Center
New York, New York 10281                    U.S. Bank Trust National Association
                                            180 East Fifth Street
First Union Securities, Inc.                Saint Paul, Minnesota 55101
410 Park Avenue, 14th Floor
New York, New York 10022


                                  June 28, 2000



     Re: Conseco Finance Corp./Conseco Finance Securitizations Corp. Certificates for Home Equity Loans, Series 2000-D

Ladies and Gentlemen:

     We have acted as counsel for Conseco Finance Corp., a Delaware corporation ("Conseco"), Conseco Finance Securitizations Corp., a Minnesota Corporation ("CFSC") and Conseco Finance Corp.--Two ("GTFC"), a Minnesota corporation which is wholly owned by Conseco, in connection with the establishment by CFSC of Conseco Finance Home Equity Loan Trust 2000-D (the "Trust"), pursuant to a Pooling and Servicing Agreement dated as of June 1, 2000 (the "Pooling and Servicing Agreement"), among Conseco, CFSC and U.S. Bank Trust National Association, as Trustee (the "Trustee"). All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

     Pursuant to a Transfer Agreement dated as of June 1, 2000 between Conseco and CFSC, Conseco will transfer to CFSC the Loans and certain related property. Pursuant to the Pooling and Servicing Agreement, CFSC will transfer to the Trust the Loans and certain related property, and the Trustee will issue, upon the order of CFSC, Certificates representing beneficial interests in the Trust. Certificates (other than the Class B-2 Certificates) are being offered and sold

Lehman Brothers Inc.
Credit Suisse First Boston Corporation
Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
First Union Securities, Inc.
Financial Security Assurance, Inc.
Standard & Poor's Ratings Services
Moody's Investors Service, Inc.
U.S. Bank Trust National Association
June 28, 2000
Page 2


to the public by the Underwriters pursuant to the Prospectus dated June 21, 2000, and the related Prospectus Supplement, dated June 21, 2000. The Class C Certificate represents the residual interest in the Trust and will be issued to CFSC. At the direction of Conseco, and in consideration for the sale of the Loans by Conseco to CFSC under the Transfer Agreement, CFSC will transfer to GTFC the Class C Certificate and the Class B-2 Certificates on the Closing Date. GTFC expects subsequently to sell the Class B-2 Certificates.

     In connection with the transfer of the Class C Certificates and the Class B-2 Certificates to GTFC, Conseco and CFSC have requested that we provide to you our opinion whether, in the event Conseco or CFSC became a debtor under the United States Bankruptcy Code (the "Code"), a court would order that the assets and liabilities of GTFC be consolidated with those of Conseco or CFSC, as the case may be, at the request of any creditor of Conseco or CFSC, as the case may be. In rendering the opinions set forth below, we have reviewed such questions of law as we deemed necessary, and we have examined GTFC's Articles of Incorporation and Bylaws and such additional documents as we deemed necessary. As to matters of fact material to our opinion, we have relied, to the extent we deemed proper, on certificates of responsible officers of GTFC, Conseco and CFSC. In addition, we have assumed, with your concurrence, that the facts set forth in the following numbered paragraphs are, and will remain, accurate:

          1. GTFC will comply at all times with all of the provisions of its Articles of Incorporation (including Articles 3, 5 and 6), and its Bylaws (including Section 3.10).

          2. Each of Conseco, CFSC and GTFC will at all times hold out to the public, including their respective creditors, that GTFC is a separate and distinct corporate entity. GTFC will not share a common logo with Conseco or CFSC and will not be held out as or be considered as a department or division of Conseco or CFSC. GTFC will conduct its business solely in its own name so as not to mislead others as to the identity of the company with which those others are concerned.

          3. GTFC will at all times maintain a separate business office from that of Conseco and from that of CFSC.

Lehman Brothers Inc.
Credit Suisse First Boston Corporation
Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
First Union Securities, Inc.
Financial Security Assurance, Inc.
Standard & Poor's Ratings Services
Moody's Investors Service, Inc.
U.S. Bank Trust National Association
June 28, 2000
Page 3



          4. GTFC will at all times keep corporate records and books of account separate from those of Conseco and CFSC, and will not commingle any of its funds or other assets with those of Conseco and CFSC. Other than the payment of certain of the organizational expenses of GTFC by Conseco, GTFC will be responsible for the payment of all its losses, obligations and expenses, and it will be adequately capitalized to conduct its business.

          5. At least one of GTFC's directors and one of its executive officers will not be a director, officer or employee of Conseco or any other subsidiary or affiliate of Conseco.

          6. GTFC's Board of Directors will hold appropriate meetings to authorize all of GTFC's corporate actions, will keep minutes of its meetings, will observe all corporate formalities required by state and federal statutes, regulations and judicial decisions, and will, from time to time, authorize dividends to be paid to Conseco out of payments it receives on the Class C Certificates and the Class B-2 and other similar assets it holds.

          7. All transactions and dealings between Conseco and GTFC will be on such terms and conditions as would be generally available to entities unaffiliated with Conseco in comparable transactions. All such transactions have been and will be made only with prior approval of GTFC's Board of Directors, at arm's length, in good faith, and without the intent to hinder, delay or defraud creditors of either entity, and transfers between Conseco and GTFC will not be made if the party making the transfer is insolvent or would be rendered insolvent by the transfer.

Lehman Brothers Inc.
Credit Suisse First Boston Corporation
Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
First Union Securities, Inc.
Financial Security Assurance, Inc.
Standard & Poor's Ratings Services
Moody's Investors Service, Inc.
U.S. Bank Trust National Association
June 28, 2000
Page 4


          8. All transactions and dealings between CFSC and GTFC will be on such terms and conditions as would be generally available to entities unaffiliated with CFSC in comparable transactions. All such transactions have been and will be made only with prior approval of GTFC's Board of Directors, at arm's length, in good faith, and without the intent to hinder, delay or defraud creditors of either entity, and transfers between CFSC and GTFC will not be made if the party making the transfer is insolvent or would be rendered insolvent by the transfer.

          9. Following the transfer of the Class C Certificates and the Class B-2 Certificates to GTFC, Conseco and CFSC will disclose all material transactions associated with the transfer in communications to its shareholders and in public announcements which will disclose the separate corporate identity of GTFC and that the assets of GTFC will not be available for payment of creditors' claims in the event of the insolvency of Conseco or CFSC.

          10. GTFC will not issue any security that accelerates upon the condition that Conseco or CFSC becomes bankrupt or is placed into receivership.

     Based upon the foregoing, we are of the opinion that, in the event Conseco or CFSC became a debtor under the Code, a court exercising reasonable judgment under existing statutes and precedents would not order that the assets and liabilities of GTFC be consolidated with those of Conseco or CFSC, as the case may be, based upon any legal theory currently recognized under applicable law and applicable to the circumstances, including (i) state laws disregarding the separateness of a corporation and its stockholders or (ii) any equitable doctrine analogous to the bankruptcy law doctrine of substantive consolidation.

     Although we believe this opinion represents a sound application of existing statutes, regulations and case law, we note that there does not appear to be any precedent directly on point. We note also that the case law addressing the legal issues underlying our opinion involves equitable principles applied on a case-by-case basis in the context of specific facts, and that any determination by a court as to any particular case will depend on an examination of relevant law, facts and circumstances at a particular time. A court might reach a determination contrary to the foregoing

Lehman Brothers Inc.
Credit Suisse First Boston Corporation
Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
First Union Securities, Inc.
Financial Security Assurance, Inc.
Standard & Poor's Ratings Services
Moody's Investors Service, Inc.
U.S. Bank Trust National Association
June 28, 2000
Page 5

opinions if Conseco, CFSC or GTFC conducts its business contrary to the assumptions set forth in this opinion. Conseco, CFSC and GTFC have represented to us that they intend to conduct their respective businesses in accordance with those assumptions.

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Minnesota. This opinion is delivered to you at the request of Conseco and CFSC solely for your use. This opinion may not be circulated or republished to, or relied upon by, any other person without our prior written consent.


                                       Very truly yours,